MANUFACTURERS INVESTMENT TRUST
SUBADVISORY AGREEMENT
     AGREEMENT made this 25th day of January, 1999, between Manufacturers Securities Services, LLC, a Delaware limited liability company (the “Adviser”), and Capital Guardian Trust Company, a California state-chartered trust company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. APPOINTMENT OF SUBADVISER
     The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of Manufacturers Investment Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolios”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.
2. SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST
a.	Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the applicable provisions specifically identified as the Subadviser’s responsibility in the Portfolios’ registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:
i.	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

ii.	formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust’s registration statement, as amended;

iii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs;

v.	provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Portfolios for which market quotations are not readily available; and

vi.	when delegated by the Adviser with such delegation being agreed to by the Subadviser, vote proxies for shareholder meetings of companies the securities of which are held by the Portfolios.
b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Subadviser’s activities contemplated hereunder.

c.	The Subadviser will select brokers and dealers to effect all transactions subject to the following conditions: The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolios in accordance with such policies or practices as may be established by the Trustees and described in the Trust’s registration statement as amended. The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

e.	The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of the Subadviser pursuant to the Investment Company Act of 1940 (the “Investment Company Act”) and the rules thereunder.
3. COMPENSATION OF SUBADVISER
     The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.
4. LIABILITY OF SUBADVISER
     Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser.
5. CONFLICTS OF INTEREST
     It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the partnership agreement of the Subadviser, respectively, or by specific provision of applicable law.
6. REGULATION
     The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7. DURATION AND TERMINATION OF AGREEMENT
     This Agreement shall become effective with respect to each Portfolio on the later of: (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below and (iii) disclosure of the terms of this Agreement with respect to a Portfolio in the prospectus of Manufacturers Investment Trust. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.
     If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, the Subadviser will continue to act as investment subadviser with respect to such Portfolio pending the required approval of the Agreement or its continuance or of a new contract with the Subadviser or a different adviser or subadviser or other definitive action; provided, that the compensation received by the Subadviser in respect of such Portfolio during such period is in compliance with Rule 15a-4 under the Investment Company Act.
     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.
8.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Subadviser ceased to be exempt from registration as an Investment Adviser under the Investment Advisor Act of 1940;

b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, excluding class-action securities suits regarding holdings of the Portfolios; and

c.	any material change in actual control or management of the Subadviser or the portfolio manager of any Portfolio.

9.	SERVICES TO OTHER CLIENTS
     The Adviser understands, and has advised the Trust’s Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust’s Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any security which the Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10. AMENDMENTS TO THE AGREEMENT
     All amendments to this Agreement shall be in writing and mutually agreed to by the parties. Further, this Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.
11.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.	HEADINGS
     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
13. NOTICES
     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.
14. SEVERABILITY
     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.
15. GOVERNING LAW
     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.
16. LIMITATION OF LIABILITY
     The Agreement and Declaration of Trust dated September 28, 1988, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “Manufacturers Investment Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

17. DELEGATION OF DUTIES
     In performing its services under this Agreement, the Subadviser may delegate all or any of its duties and responsibilities to other affiliates of The Capital Group Companies, Inc.; provided, however, the Subadviser shall remain responsible under this Agreement for all such delegated duties.
18. ADVISER’S REPRESENTATIONS
     The Adviser hereby warrants and represents to the Subadviser that (a) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Trust, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (b) it is not prohibited by the 1940 Act or other applicable laws and regulations from performing the services contemplated by this Agreement; (c) it will immediately notify the Subadviser of the occurrences of any event that would disqualify it from serving in its designated capacities with respect to the Trust; and (d) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Adviser and is a valid and binding Agreement of the Adviser enforceable in accordance with its terms.
19. USE OF NAME
     The parties agree that the name “Capital Guardian Trust Company,” the names of the Subadviser’s affiliates within The Capital Group Companies, Inc., and any derivative or logo or trade or service mark (including, but not limited to, the “American Funds Group of Mutual Funds”), are the valuable property of the Subadviser and its affiliates. The Trust and the Adviser shall have the right to use such name(s), derivatives, logos, trade or service marks only with the prior written approval of the Subadviser, which approval shall not be unreasonably withheld so long as this Agreement is in effect. Upon termination of this Agreement, the Trust and the Adviser shall forthwith cease to use such names(s), derivatives, logos, trade or service marks. The Trust and the Adviser agree that they will review with the Subadviser any advertisement, sales literature or notice prior to its use that make reference to the Subadviser so that the Subadviser may review the context in which it is referred to, it being agreed that the Subadviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Trust or the Adviser makes any unauthorized use of the Subadviser’s name(s), derivatives, logos, trade or service marks, the parties acknowledge that the Subadviser shall suffer irreparable harm for which monetary damages are inadequate and thus, the Subadviser shall be entitled to injunctive relief.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

Manufacturers Securities Services, LLC

by:	The Manufacturers Life Insurance Company of North America, Managing Member

by:	/s/Ted Kilkuskie
Ted Kilkuskie, President

by:	/s/James D. Gallagher
James D. Gallagher, Vice President, Secretary and General Counsel

Capital Guardian Trust Company

by:	/s/M. B.

APPENDIX A
     The Subadviser shall serve as investment subadviser for the following Portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the “Subadviser Percentage Fee”):

		Between	Between
	First	$50,000,000 and	$200,000,000 and	Excess over
Portfolio	$50,000,000	$200,000,000	$500,000,000	$500,000,000
Small Company Blend Trust
U.S. Large Cap Value Trust
Diversified Bond Trust
Income & Value Trust
     The Subadviser Fee for each Portfolio represents in full the compensation to be paid by the Adviser to the Subadviser, and no discounts or aggregation between accounts shall be applied.
     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year such number of calendar days to be determined at the beginning of each calendar year and applied throughout the calendar year by the applicable annual rates described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.